Exhibit 99.1

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Investor Relations and Media Relations

John Calhoun, MD, MBA

Director, Corporate Communications & Investor Relations

(206) 442-6744

FOR IMMEDIATE RELEASE

ZymoGenetics Files Lawsuit Against Bristol-Myers Squibb for Infringement

of Fusion Protein Patents

Seattle, August 14, 2006— ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced that it has filed a lawsuit against Bristol-Myers Squibb for infringement of its patents related to fusion protein technology. In the lawsuit filed with the United States District Court for the District of Delaware, ZymoGenetics is seeking injunctive relief and damages.

“We have a number of patents on fusion protein technology, which we believe are being infringed by Bristol-Myers Squibb,” said Bruce L.A. Carter Ph.D., President and Chief Executive Officer of ZymoGenetics. “It is important that ZymoGenetics protect its intellectual property rights for technology that it expended significant resources in developing, and we will enforce our patents through litigation when necessary.”

Amgen and Regeneron have previously licensed the use of the company’s patented fusion protein technology.

Further details about the lawsuit were not provided.

About Ig-fusion protein technology

Immunoglobulin fusion proteins are proteins that are produced using recombinant DNA technology whereby a portion of an antibody (e.g., heavy chain constant domain) is combined with the portion of a second protein (typically the portion of a cell-surface receptor that is responsible for binding to a growth factor).

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer.

ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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